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                                                                  EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this day 1st of April, 2000, by and between FINANTRA CAPITAL, INC., a Delaware corporation (the "Company"), and VERN LANDECK ("Landeck" or "Employee").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to employ Landeck as its Chief Financial Officer, and

         WHEREAS, the Company and Landeck desire to memorialize their employment agreement into a written instrument.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. RECITALS: The above and foregoing recitals are true and correct and are incorporated herein.

         2. EMPLOYMENT: The Company hereby employs, hires and engages Landeck as its Chief Financial Officer for the purpose of giving and rendering such services to the Company as may be necessary, including, but not limited to, the overseeing of outside accountants employed by the Company on specific matters.

         3. TERM OF AGREEMENT: The term of this agreement shall commence on April 1, 2000 and shall continue thereafter for a term of three (3) years, subject to the termination provisions set forth in this Agreement.

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         4.       COMPENSATION: The Company, in consideration of the services to be performed and provided by Landeck, shall pay to Landeck during the term of this agreement the sum of One Hundred Seventy-Five Thousand Dollars
($175,000.00) per annum payable at the Company's usual and customary payment dates for employee compensation. The Company shall deduct from Landeck's compensation all applicable deductions, including, but not limited to, withholding taxes and FICA taxes.

         5. BONUS POOL: Landeck shall participate in the Executive Bonus Pool (to be established in the calendar year 2000).

         6. BENEFITs: In addition to the compensation set forth in paragraphs 4 and 5 above, Landeck shall be entitled to receive the following benefits during the term of this agreement:

                  6.1 MEDICAL INSURANCE: Landeck shall be entitled to medical, health and life insurance benefits as are made available by the Company to the Company's executives and employees during the term of this agreement.

                  6.2 REIMBURSEMENT OF EXPENSES: Landeck shall be entitled to reimbursement of all reasonable expenses actually paid or incurred by Landeck in the course of and pursuant to the performance of his duties under this agreement.

                  6.3 VACATION: Employee shall be entitled to three weeks vacation time annually. Any vacation time not utilized or taken in a given year shall not accrue to the following year during the term hereof. Paid vacation shall be prorated in any calendar year during which the Employee is employed under this Agreement for less than an entire year. The Employee shall also be entitled to all paid holidays given by the Company to its executives or employees.

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         6.4      MOVING EXPENSES: The Company shall reimburse Landeck for
his actual moving expenses incurred to relocate to South Florida, up to a maximum amount of $15,000.00.

         6.5 LIVING EXPENSES: The Company agrees to reimburse Landeck for reasonable travel, lodging and transportation expenses incurred by him prior to his move to South Florida. Temporary living expenses shall not exceed the sum of $1,500.00 per month. This benefit will cease on July 1, 2000 irrespective of whether Landeck has relocated.

         6.6 INCENTIVE STOCK OPTION PROGRAM (ISO): Employee shall be entitled to participate in Incentive Stock Option Program of the Company on an annual basis during the term of this agreement as follows:

                  6.6.1 ANNUAL GRANT OF OPTIONS: Commencing in the calendar year 2000 and each calendar year during the term of this agreement, the Employee shall be granted 75,000 stock options at an exercise price equal to the market value share price on the day the option is granted. The options shall be granted quarterly in each year (January 1st, April 1st, October 1st).

                  6.6.2 The ISO's shall have an exercise period of 36 months from the date of issuance and cannot be exercise during the first six months following their issuance.

         7.       INDEMNIFICATION AND WAIVER OF PROFESSIONAL LIABILITY COVERAGE:
The Company agrees that it will indemnify Landeck against any and claims, suits, actions, debts, damages, costs, charges and expenses including court costs and attorney's fees arising from any and all liability, losses and damages of any nature whatsoever as a result of the services being rendered to the Company by Landeck unless said claims are as a result of Landeck's gross negligence or total disregard of his duties.

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         8.       DISABILITY: In the event Landeck shall become incapacitated by reason of mental or physical disability during the term of this agreement such that he is substantially prevented from performing his duties and services hereunder for a period of 90 days or for such shorter periods aggregating 90 days during any twelve month period, the Company thereafter shall have the right to terminate this agreement by sending written notice of termination to Landeck or his legal representative and thereupon his employment shall hereunder immediately terminate. Upon such termination Landeck shall be entitled to receive and shall be paid by the Company all compensation due him to the date of termination.

         9.       TERMINATION:

                  9.1 CAUSE: The Company shall have the right to terminate the employment of Employee hereunder at any time for cause (as used herein, "cause") if:

                           9.1.1    Employee shall be convicted by a court of
competent and final jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or otherwise commit acts of moral turpitude in such a manner as to adversely reflect upon the reputation of the Company; or

                           9.1.2    Employee shall commit any act of
embezzlement or similar material dishonest and injurious conduct against the Company; or

                           9.1.3    Employee shall demonstrate reckless
disregard or grossly negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under, or assigned pursuant to this Agreement; or

                           9.1.4    Employee is in default in the performance of
his obligations, services or duties under this agreement and such default continues for a period of fifteen (15) days after

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written notice to Employee and a majority of the Company's outside Directors after having heard the Employee's explanation have voted in favor of termination.

         Notwithstanding the foregoing, the Company agrees that it will not be arbitrary or capricious in terminating Employee's employment hereunder for other than good and valid cause which results in material damage to the Company.

                  9.2 MUTUAL AGREEMENT: Company and Employee may mutually agree to terminate this Agreement.

                  9.3 In the event that the employment of Employee shall be terminated by the Company, Employee shall be entitled to receive his salary then in effect through the date of such termination. Employee shall accept the payments pursuant to this paragraph in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this paragraph shall constitute a waiver or release by the Company of any rights or claims it may have against the Employee, including, but not limited to, any claims or rights pursuant to the provisions set forth in this Agreement.

         10. BEST EFFORTS OF EMPLOYEE: The Employee agrees that Employee will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the express and implicit terms hereof, to the reasonable satisfaction of the Company. It is understood that the Employee shall devote full time and effort to the business of the Company.

         11. COVENANTS, REPRESENTATIONS AND WARRANTIES OF LANDECK: Landeck represents and warrants to the Company as follows:

                  11.1 He has the power and authority to enter into this Agreement and perform its duties hereunder.

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                  11.2     He shall use his best efforts to comply with all
laws, regulations, rules and ordinances pertaining to the Company's business.

         12.      RESTRICTIVE COVENANTS:

                  12.1 Employee recognizes and acknowledges that as a consequences of his duties hereunder, Employee will be provided access to or will come in contact with confidential information of or regarding the Company. Accordingly, Employee agrees that he will not, during or for a period of 24 months after the term of his employment except with prior written consent of the Company, disclose any confidential information relating to the Company. The provisions of this section shall not apply to information which Employee is required to disclose by law or by order a court of competent jurisdiction but only to the extent required by law or by order and when reasonably possible, only if Employee shall give the Company prior notice of such intended disclosure so that the Company has the opportunity to seek a protective order if it deems such appropriate.

                  12.2 As used in this Agreement, "confidential information" shall mean and include studies, plans, reports, records, promotional materials, agreements, memoranda, documents, information related to Company activities, systems, finances, client lists, research data, personnel data, financing sources, and such other related information not of a public knowledge.

                  12.3 It is agreed by the Employee that should be violate the provisions of this section, the Company shall have the right to obtain an Order from a court of competent jurisdiction enjoining him from violating any and all of the provisions of this section or of this Agreement and the Company's application for such a writ of injunction shall be deemed without

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prejudice to any all other rights, remedies or actions which may accrue in favor of the Company as a result of the Employee's breach of this provision or of the terms of this Agreement. In the event the Company is required to institute any litigation concerning the terms and conditions of this section or of this Agreement, the prevailing party shall be entitled to reimbursement of all reasonable attorney's fees and costs at both the trial and the appellate court level. The Employee further agrees that in the event of litigation venue shall only be proper in Broward County, Florida.

         13. Notices: All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally or by recognized overnight carrier, or three (3) days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

                  If to the Company:        Finantra Capital, Inc.
                                            Attention:  Robert D. Press
                                            Westside Corporate Center
                                            150 S. Pine Island Road, Suite 500
                                            Plantation, Florida 33324

                  If to the Employee:       Vern E. Landeck
                                            8300 Chaucer Drive
                                            Willow Springs, IL 60480

         14.      MISCELLANEOUS PROVISIONS:

                  14.1 CAPTIONS AND PARAGRAPH HEADINGS: Captions and paragraph headings contained in this Contract are for convenience and reference only and in no way define, describe, extend or limit the copy of intent of this Contract nor the intent of any provision hereof.

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                  14.2     COUNTERPARTS: This Contract may be executed in one or
more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Contract.

                  14.3 BINDING EFFECT: This Contract shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, under no circumstances shall this Contract be assignable by Employee.

                  14.4 ENTIRE AGREEMENT: This Contract constitutes the entire understanding agreement between the parties and may not be changed, altered or modified, except by an instrument in writing signed by all parties against whom and enforcement of such Contract would be sought. In the event any provision of this Contract shall be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision, shall be given its nearest legal meaning or be construed or deleted as such authority determines. The remainder of this Contract shall be construed to be in full force and effect. This Contract shall not be modified unless said modification is in writing and signed by the party to be charged.

                  14.5 GOVERNING LAW AND VENUE: This Contract shall be construed and interpreted according to the laws of the State of Florida. Venue for any litigation hereunder shall be in Broward County, Florida.

                  14.6 ATTORNEY'S FEES: In the event of any litigation arising out of or relating to this Contract, the unsuccessfully party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorney's fees and costs at the trial and appellate court level.

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         IN WITNESS WHEREOF, the parties have hereunto set theirs hands and seals this 1st day of April, 2000.

                                     FINANTRA CAPITAL, INC.

                                     By: /s/ CHARLES V. LITT
                                         -----------------------------
                                           CHARLES V. LITT, President

                                     /s/ VERN LANDECK
                                     --- -----------------------------
                                     VERN LANDECK



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